The Gillette Company
Prudential Tower Building
Boston, Massachusetts 02199

March 13, 2003

Berkshire Hathaway Inc.
1440 Kiewit Plaza
Omaha, Nebraska 68131

Ladies and Gentlemen:

     Reference is made to the Letter Agreement, dated July 20, 1989, between Berkshire Hathaway Inc. (the “Purchaser”) and The Gillette Company (the “Company”) (the “1989 Letter Agreement”) (attached as Exhibit A hereto) pursuant to which Purchaser acquired the 8 ¾% Series B Cumulative Convertible Preferred Stock of the Company (the “Series B Stock”). In 1991, the Series B Stock was converted into shares of the Company´s common stock. The parties hereto desire to amend the 1989 Letter Agreement as set forth in this amendment letter (this “Amendment Letter”). Each term used in this Amendment Letter and not otherwise defined herein shall have the meaning assigned to such term in the 1989 Letter Agreement.

  Section 1(b)(iii) of the 1989 Letter Agreement is amended by the addition in the fourth line thereof, after the phrase “Preferred Stock,” and before the word “Purchaser”, of the following:

            “or a sale pursuant to Section 1(b)(iv)(C)(II) (in which event the restrictions set forth in such section shall apply),”

  Section 1(b)(iv)(B) of the 1989 Letter Agreement is amended by the addition at the conclusion thereof, after the word “offering)” and prior to “.”, of the following:

            “; notwithstanding the foregoing, the total amount of shares that may be sold pursuant to this Section 1(b)(iv)(B) shall be limited as provided in Section 1(b)(iv)(C)(III)”

  Section 1(b)(iv)(C) of the 1989 Letter Agreement is amended to read in its entirety as follows:

            “(C) (I) Subject to subparagraphs (II) and (III) below, in the event of a sale that is proposed which is not a Clause A Event or a Clause B Event, Purchaser will provide Company the opportunity to purchase the securities proposed to be sold by Purchaser at a price named by Purchaser (“Clause C-I Offer Price”). Such opportunity to purchase shall be provided to Company at least 10 business days in advance of any sale by Purchaser. If Company accepts such offer it shall so notify Purchaser by 5 p.m. Eastern Time on the tenth (10th) business day following receipt of such notice, and Company shall pay to Purchaser the Clause C-I Offer Price, in same-day funds, no later than five (5) business days following such acceptance. If the Company does not accept such offer as aforesaid, Purchaser may sell any of the securities it offered at any price at or above the Clause C-I Offer Price, so long as such sale does not constitute a Clause A Event or a Clause B Event, at any time during the 90 days following the date any acceptance by Company was due.

            (II) Notwithstanding Section 1(b)(iv)(C)(I), in the event of a sale that is proposed that is not a Clause A Event or a Clause B Event, but that is a transaction on a national securities exchange or with a broker or dealer in a third market or block transaction (“Market Transaction”), Purchaser will provide Company the opportunity to purchase the securities proposed to be sold by Purchaser at a per share price no greater than the closing sale price of the Company´s common stock reported on the Composite Tape for New York Stock Exchange listed stocks for the full trading session immediately preceding the day of the offer (“Clause C-II Offer Price”). Such opportunity to purchase shall be provided to Company no later than prior to the opening of trading on the New York Stock Exchange at least three (3) full trading sessions before the date of any sale by Purchaser. If Company accepts such offer (which it may do as to all or a portion of the securities proposed to be sold by Purchaser) it shall so notify Purchaser (such notification to include the number of securities the Company will purchase) by 5 p.m. Eastern time on the day of the third (3rd) full trading session following receipt of such notice, and Company shall pay to Purchaser the Clause C-II Offer Price for the shares to be purchased, in same-day funds, no later than five(5) business days following such acceptance. If the Company does not accept such offer as aforesaid, or to the extent the Company does not accept such offer if it has accepted the offer only as to a portion of the securities proposed to be sold, Purchaser may sell any of the securities it offered in one or more Market Transactions , at any price, so long as (X) no such sale constitutes a Clause A Event or a Clause B Event, (Y) Purchaser is not aware that the ultimate beneficial owner (ignoring for this purpose any broker or dealer that purchases to resell) is any one person or group of persons acting in concert which, as a result of such purchase, will possess over 3% of the general voting power of the Company´s Voting Securities outstanding at the time of the sale, and (Z) each such sale is made within 90 days following the date any acceptance by Company was due. In connection with any sale pursuant to this Section 1(b)(iv)(C)(II), Purchaser will use its reasonable market judgment to minimize the impact of such sale on the market price of the Common Stock.

            (III) No sale pursuant to Sections 1(b)(iv)(B), (C)(I) or (C)(II) shall be permitted if such sale would result in more than three percent (3%) of the Company´s outstanding common stock being sold by Purchaser pursuant to Sections 1(b)(iv)(B), (C)(I) or (C)(II) in any 90 day period.

  Section 1(c) of the 1989 Letter Agreement is deleted in its entirety.

  This Amendment Letter shall become effective as of the date first written above (the “Effective Date”).

  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAW RULES.

     Please confirm your agreement to the foregoing by signing and returning the accompanying copy of this Amendment Letter, whereupon this Amendment Letter shall become binding on each of the Company and the Purchaser.

                Very truly yours,
                THE GILLETTE COMPANY

                By: /s/ Charles W. Cramb
                Name: Charles W. Cramb
                Title: Senior Vice President and Chief
                Financial Officer

Accepted and agreed:
BERKSHIRE HATHAWAY INC.
By: /s/ Marc D. Hamburg
Name: Marc D. Hamburg
Title: Vice President

Exhibit A

1989 Letter Agreement

Berkshire Hathaway Inc.
1440 Kiewit Plaza
Omaha, Nebraska 68131

                    July 20, 1989

The Gillette Company
Prudential Tower Building
Boston, Massachusetts 02199

Gentlemen:

      We propose the following contract between The Gillette Company (the “Company”) and Berkshire Hathaway Inc. (“Purchaser”), for the purchase of shares of Series B Cumulative Convertible Preferred Stock, without par value, of the Company by Purchaser. The closing shall take place on July 20, 1989. The terms of the contract are as follows:

     (1) At the closing, Purchaser (and/or Purchaser affiliates designated by Purchaser) will buy from the Company 600,000 shares of the Company´s Series B Cumulative Convertible Preferred Stock, at a cash price of $1,000 per share (making the total price $600,000,000). The Series B Preferred Stock shall have the terms set forth in the Certificate of Designation attached hereto as Exhibit A. Purchaser´s obligation to purchase the Series B Preferred Stock shall be subject to its having received a favorable opinion in form and substance satisfactory to Purchaser´s counsel and as previously agreed upon. The Company´s obligation to sell the Series B Preferred Stock shall be subject to its having received a favorable opinion in form and substance satisfactory to Company´s counsel and as previously agreed upon. Effective as of the date hereof, but conditioned on the purchase taking place, Purchaser and the Company agree as follows:

          (a) Purchaser is acquiring the Series B Preferred Stock for investment and not with a view to distribution;

          (b) Purchaser agrees:

                    (i) that Purchaser (which, for purposes of this paragraph (b) of this Section (1) and for purposes of Section (5) hereof is defined to include any person (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (“Person”) controlling or controlled by or under common control with Purchaser) will not, within 10 years after closing of the share purchase transaction described above, acquire (other than through conversion of the Series B Preferred Stock or otherwise pursuant to the rights

The Gillette Company
July 20, 1989

possessed by the Series B Preferred Stock, or the Rights as defined in Section 4 of this Agreement, or any rights, warrants, or convertible securities received by Purchaser with respect to the Series B Preferred Stock or Company common stock or securities derived by the Purchaser therefrom, or through the exercise or conversion of the Rights or any rights, warrants, or convertible securities described in this parenthetical phrase) shares of Company common stock or other Company securities having general voting power in the election of directors (“Voting Securities”) if after that acquisition Purchaser has directly or indirectly an aggregate of over 14.1% of the general voting power of the Company´s Voting Securities outstanding, unless the Board of Directors of the Company has approved Purchaser´s acquisition of shares taking Purchaser beyond the agreed 14.1% level;

                    (ii) that Purchaser for a period of ten years after closing of the share purchase transaction described above will not be a member of a 13(d) group (other than a 13(d) group composed solely of itself and its affiliates) or a participant in a proxy solicitation with respect to any securities of the Company; and

                    (iii) that, except in the event of a “Change in Control” or a “Prospective Change in Control,” as such terms are defined in the Certificate of Designation for the Series B Preferred Stock, Purchaser will use its best efforts not to knowingly sell to any one entity or group acting in concert securities which possess in the aggregate over 3% of the general voting power of the Company´s Voting Securities outstanding at the time of the sale; provided, however, that in the event of a “Change in Control” described in paragraph (b) under the definition of “Change in Control” in the Certificate of Designation or in the event of a “Prospective Change in Control” the exception from the Purchaser´s obligations under this subparagraph shall only extend to sales into the tender offer or exchange offer that occasioned the “Change in Control” “Prospective Change in Control” or sales into any competing tender offer or exchange offer; and

                    (iv) that Purchaser will not sell any of the Company securities owned by Purchaser without first giving the Company or its designee a reasonable opportunity to purchase such securities in accordance with the following procedures:

                         (A) In the event of a sale that is proposed during the pendency of any tender or exchange offer for Company common stock (such sale into a tender offer or exchange offer being a “Clause A Event”) Purchaser will provide Company the opportunity to purchase the securities proposed to be sold by Purchaser at a price equal to the price offered in the tender offer or the value of the consideration offered in the exchange offer (“Clause A Offer Price”), with such opportunity being provided to Company at least 5

The Gillette Company
July 20, 1989

business days in advance of any sale by Purchaser (if at the end of such 5 business days there will be at least 5 business days remaining before the previously announced expiration of the tender offer or exchange offer), or otherwise at least 1 business day in advance of any sale by Purchaser. If Company accepts such offer it shall so notify Purchaser by 5 p.m. Eastern Time on the fifth business day following receipt of such notice (in the event 5 business days notice is applicable) or by 5 p.m. Eastern Time on the business day following receipt of such notice (in the event 1 business day notice is applicable), and Company shall pay to Purchaser the Clause A Offer Price, in same-day funds, no later than 5 business days following such acceptance. If the Company does not accept such offer as aforesaid, the Purchaser may sell any of the securities it offered at any price at or above the Clause A Offer Price into any tender offer or exchange offer, at any time during the 90 days following the date any acceptance by Company was due (or during the period of time the tender offer or exchange offer remains open, if longer);

                         (B) In the event of a sale that is proposed to be made in an underwritten public offering (such underwritten public offering being a “Clause B Event”) where no tender offer or exchange offer is pending at the time Purchaser proposes sale to Company, Purchaser will (X) provide Company with notice that it is considering offering securities to Company, which notice shall be given not less than 10 nor more than 15 trading days in advance of an offer by Purchaser to Company; and then, if Purchaser determines to proceed with its offer (Y) offer Company the opportunity to purchase the securities proposed to be sold by Purchaser at a price per share equal to the weighted average of sale prices for shares of the Company´s common stock determined by (1) multiplying the closing sale prices of shares of the Company´s common stock as reported on the Composite Tape for New York Stock Exchange-listed stocks for each of the ten (10) full trading sessions immediately preceding the date of acceptance of such offer by the number of shares of the Company´s common stock traded during each respective trading session, (2) adding the product of these multiplications, and (3) dividing the sum by the total number of shares of the Company´s common stock traded during that period (in the event Purchaser is proposing to sell Company common stock), or at a price per share equal to the fair market value of the shares of Series B Preferred Stock that Purchaser is proposing to sell as determined by a nationally recognized investment banking firm as of the date of Purchaser´s offer and without taking into account any restrictions on resale applicable to such shares (in the event Purchaser is proposing to sell Series B Preferred Stock) (either of such prices, as the case may be, being the “Clause B Offer Price”). If Company accepts such offer it shall so notify Purchaser by 5:00 p.m. Eastern Time on the next trading day following receipt of such notice (but in no event less than 24 hours following

The Gillette Company
July 20, 1989

Company´s receipt of Purchaser´s offer), and Company shall pay to Purchaser the Clause B offer Price, in same-day funds, no later than five (5) business days following such acceptance. If the Company does not accept such offer as aforesaid, Purchaser may sell any of the securities it offered, in an underwritten public offering that is consummated at any time within the 90 days following the date any acceptance by Company was due, at a price determined by the underwriter(s) to reflect market conditions at the time of the offering (less underwriting commissions and discounts and any expenses of the of offering).

                         (C) In the event of a sale that is proposed which is not a Clause A Event or a Clause B Event, Purchaser will provide Company the opportunity to purchase the securities proposed to be sold by Purchaser at a price named by Purchaser (“Clause C Offer Price”). Such opportunity to purchase shall be provided to Company at least 10 business days in advance of any sale by Purchaser. If Company accepts such offer it shall so notify Purchaser by 5 p.m. Eastern Time on the tenth business day following receipt of such notice, and Company shall pay to Purchaser the Clause C Offer Price, in same-day funds, no later than five (5) business days following such acceptance. If the Company does not accept such offer as aforesaid, Purchaser may sell any of the securities it offered at any price at or above the Clause C Offer Price, so long as such sale does not constitute a Clause A Event or a Clause B Event, at any time during the 90 days following the date any acceptance by Company was due.

                         (D) The Company may give notification of its acceptance of any offer by Purchaser pursuant to this subparagraph (iv) on behalf of an identified designee, and thereafter any purchase that Company was entitled to make may be made by such designee at the same time and subject to the same terms and conditions as if purchase were made by Company. If Company, or its designee, as the case may be, shall fail to pay Purchaser at the time required under any of clauses (A), (B) or (C) of this subparagraph (iv), then Purchaser, in addition to any legal or equitable remedies it may have for such failure, may take the actions it would have been entitled to take under clauses (A), (B) or (C) following failure of Company to accept Purchaser´s offer within the required time, except that the 90-day periods described in such clauses shall be extended for an additional five (5) business days.

                    (v) For purposes of subparagraphs (iii) and (iv) of this paragraph (b) and for purposes of Section 5 hereof, Purchaser shall not be deemed to sell or to transfer any security in the case of any transaction in which such security (X) is sold to, exchanged with, redeemed by, or submitted for conversion or otherwise transferred to the Company, (Y) is sold or otherwise transferred to Berkshire Hathaway Inc. or any company or entity controlling, controlled by, or under common control with Berkshire Hathaway Inc., or (Z)

The Gillette Company
July 20, 1989

is changed into or, pursuant to the operation of law or the terms of a transaction to which the Company is a party, exchanged for, cash, any other securities or property, as a result of any transaction to which the Company is a party (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company´s assets, liquidation, or recapitalization of the Company´s common stock).

          (c) The directors of the Company will take all steps necessary and use their best efforts to secure the election by the Company shareholders of Warren E. Buffett, or, in the event of his death or disability, Charles T. Munger, or such other individual, reasonably acceptable to the Company, whom Purchaser shall nominate in their place, to the Board of Directors of the Company and, pending such election by the shareholders, will exercise any authority they may have under applicable law to appoint Warren E. Buffett to the said Board. The Company´s directors shall not be required to take the actions required by this Section 1(c) until after the closing and until satisfaction of the requirements of the Hart-Scott-Rodino Act, and their obligations under this Section 1(c) shall cease if Purchaser ceases to own securities having at least 5% of the general voting power of the Company´s outstanding Voting Securities.

     (2) The parties will expeditiously seek to satisfy the requirements of the Hart-Scott-Rodino Act, so as to permit the Series B Preferred Stock to be purchased and sold hereunder to have full voting rights as contemplated in the Certificate of Designation.

     (3) At the Company´s expense, the Company will use its best efforts to register under the Federal securities laws and register or qualify under state Blue Sky laws and take such other action as Purchaser, holders who are Purchasers affiliates, or its or their successors in ownership may reasonably request (including creating depositary receipts in customary form) to facilitate any public distributions of (i) the Company´s common stock into which the Series B Preferred Stock is convertible, and (ii) in the event requested by the insurance commissioner (or other state regulatory official corresponding thereto) of any state in which a holder of the Series B Preferred Stock which is an insurance company affiliate of Purchaser is domiciled, shares of the Series B Preferred Stock owned by such holder; provided any such public distribution shall be in amounts of no less than $100,000,000 anticipated total size, or Purchaser´s total holdings (including the holdings of Purchaser affiliates), if less. The Company will make all efforts to provide that the Company´s common stock into which the Series B Preferred Stock is convertible shall be approved for listing on the New York Stock Exchange on notice of issuance.

The Gillette Company
July 20, 1989

     (4) The Company has amended its Rights Agreement dated as of November 26, 1986 with The First National Bank of Boston so as to grant to Purchaser a number of rights under that agreement (“Rights”) equivalent to the number that would be associated with the number of shares of common stock into which the Series B Preferred Stock is convertible, as such number may be adjusted from time to time pursuant to the provisions in the Rights Agreement and the Certificate of Designation for the Series B Preferred Stock. Such Rights Agreement, as amended effective July 20, 1989, has been furnished to Purchaser. During such time as Purchaser is the owner of any shares of Series B Preferred Stock or Company common stock issued upon conversion of the Series B Preferred Stock and while the Rights are outstanding, the Company shall not amend or supplement the Rights Agreement in any manner that would result in Purchaser becoming an Acquiring Person (as defined in the Rights Agreement) or being the cause or occasion of a Section 11(a)(ii) Event (as defined in the Rights Agreement) occurring, and shall amend or supplement the Rights Agreement as necessary to ensure that Purchaser does not become an Acquiring Person or be the cause or occasion of a Section 11(a)(ii) Event occurring, solely as a result of (a) Purchaser acquiring or having acquired (other than acquiring or having acquired through conversion of the Series B Preferred Stock or otherwise pursuant to the rights possessed by the Series B Preferred Stock, or the Rights, or any rights, warrants, or convertible securities received by Purchaser with respect to the Series B Preferred Stock or Company common stock or securities derived by the Purchaser therefrom, or through the exercise or conversion of the Rights or any rights, warrants, or convertible securities described in this parenthetical phrase) Voting Securities of the Company giving Purchaser directly or indirectly an aggregate of up to 14.1% of the general voting power of the Company´s Voting Securities then outstanding or (b) Purchaser being the Beneficial Owner (as defined in the Rights Agreement) of Voting Securities of the Company comprising more than 14.1% of the general voting power of the Company´s Voting Securities then outstanding solely as a result of a reduction in the number or votes per share of outstanding shares of the Company´s Voting Securities, unless and until the Purchaser shall purchase or otherwise become (as a result of actions taken by Purchaser or its Affiliates or Associates to increase its Beneficial Ownership, other than conversion of the Series B Preferred Stock or otherwise pursuant to the rights possessed by the Series B Preferred Stock, or the Rights, or any rights, warrants, or convertible securities received by Purchaser with respect to the Series B Preferred Stock or Company common stock or securities derived by the Purchaser therefrom, or the exercise or conversion of the Rights or any rights, warrants, or convertible securities described in this parenthetical phrase) the Beneficial Owner of additional shares of common stock constituting 1% or more of the then outstanding shares of common stock. During such time as Purchaser is the owner of any shares of Series B Preferred Stock, the Company may amend the Rights Agreement or

The Gillette Company
July 20, 1989

may adopt a new rights agreement similar to the Rights Agreement only if such amendment or new agreement provides for the issuance to the holders of Series B Preferred Stock (i) of rights identical to those to be issued to holders of Company common stock and (ii) of a number of rights with respect to each share of Series B Preferred Stock equal to the number of shares of Company common stock into which a share of Series B Preferred Stock is then convertible multiplied by the number of rights to be issued with respect to each such share of Company common stock, and the Company´s amendment, adoption of such new agreement, or of any amendment or supplement to either thereof, complies with the preceding sentence.

     (5) Except for sales of Series B Preferred Stock registered pursuant to Section 3 hereof, and except for events not deemed to be a sale or transfer pursuant to subparagraph (v) of paragraph (b) of Section 1 hereof, Purchaser shall not sell or transfer shares of Series B Preferred Stock.

The Gillette Company
July 20, 1989

     If the foregoing is acceptable to you, please confirm by signing one or more copies of this letter in the space provided below, which will render it a contract between us

                Very truly yours,

                BERKSHIRE HATHAWAY INC.
                By /s/ Warren E. Buffett
                Its Chairman

THE GILLETTE COMPANY

By /s/ Joseph E. Mullaney
Its Senior Vice President–Legal